Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

Secure Netwerks, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation was originally incorporated under the name of Secure Netwerks, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on February 13, 2006.

2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

CERTIFICATE OF INCORPORATION

OF

START SCIENTIFIC, INC .

ARTICLE I. NAME

The name of the corporation is START SCIENTIFIC, INC. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, Zip Code 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The number of shares of Preferred Stock authorized to be issued is One Hundred (100). The number of shares of Common Stock authorized to be issued is Five Hundred Million (500,000,000). The Preferred Stock and the Common Stock shall each have a par value of $.0001 per share.

(a)                Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(b)               Provisions Relating to Preferred Stock. Pursuant to the Certificate of Designation filed with the State of Delaware, the powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

(i)                 No Dividends. The holders of Preferred Stock shall not be entitled to dividends or other distributions in respect of the capital stock of the Corporation.

(ii)               No Liquidation Preference. The holders of Preferred Stock shall have no rights (whether in the form of distributions or otherwise) in respect of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be subordinate to all other classes of the Corporation’s capital stock in respect thereto.

(iii)             No Right of Conversion. The holders of Preferred Stock shall have no conversion rights into other shares of capital stock of the Corporation.

(iv)             Voting Rights. Each share of Preferred Stock shall have ten million (10,000,000) votes per share and shall be entitled to vote as a separate class of the Corporation’s capital stock, and shall further be entitled to vote, together with holders of the Corporation’s Common Stock, on all matters upon which holders of Common Stock may vote.

ARTICLE V. BOARD OF DIRECTORS

(a)                Number. The number of directors, constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

(b)               Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(c)                Election. Election of directors need not be by written ballot.

ARTICLE VI. BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

ARTICLE VII. AMENDMENT

No amendment or restatement of this Certificate of Incorporation shall be valid unless approved by holders of a majority of the voting rights of the Corporation which shall expressly include voting rights associated with the outstanding shares of Common Stock and Preferred Stock of the Corporation.

ARTICLE VIII. LIABILITY

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VIII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

I, THE UNDERSIGNED, being the President of Secure Netwerks, Inc. pursuant to the General Corporation law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of November, 2011.

Start Scientific, Inc.

By:	/s/ Chene Gardner
Chene Gardner President